Exhibit 2.1

ASSET PURCHASE AGREEMENT dated as of March 30, 2018, between Avant Diagnostics, Inc., a Nevada corporation (“Seller”), and Amarantus Bioscience Holdings, Inc., a Nevada corporation (“Purchaser”).

WHEREAS, the Seller desires to sell, transfer and assign to Purchaser, and Buyer desires to purchase, acquire and assume from the Seller, the Acquired Assets and the Assumed Liabilities, all as more specifically provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Purchase and Sale of Acquired Assets

SECTION 1.01. Purchase and Sale. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause the Selling Affiliates to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller and the Selling Affiliates all the right, title and interest of Seller and the Selling Affiliates in, to and under the Acquired Assets, for (i) cancellation of all principal, interest and other amounts owed on those certain promissory notes issued on February 29, 2016 and March 8, 2016 (collectively, the “Notes”), (ii) assumption by Purchaser of the Assumed Liabilities, (iii) the issuance by Purchaser of 1,000,000 shares of its common stock to the Seller, subject to a eighteen (18) month lock-up period as described herein (the “Purchaser Common Stock”) and (iv) the issuance of 30,092,743 shares by the Seller to the Purchaser in satisfaction of all remaining amounts owed to the Purchaser pursuant to the terms of the Exchange Agreement, subject to a eighteen (18) month lock-up period as described herein (the “Seller Common Stock”). The purchase and sale of the Acquired Assets and the assumption by Purchaser of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition”.

(b) Lock-Up of Purchaser Common Stock. Each share of Purchaser Common Stock received in connection with this Agreement shall be subject to a lock-up beginning on the Closing Date and ending on the earliest of (i) the eighteen (18) months after such date, (ii) a Change in Control, (iii) written consent of Purchaser (the “Seller Lockup Period”). During the Seller Lockup Period, the Seller shall enter into a lock-up agreement, substantially in the form attached hereto as Exhibit A, pursuant to which Seller may not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Purchaser Common Stock acquired pursuant to this Agreement or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Purchaser Common Stock, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Purchaser Common Stock. The terms of this provision shall convey to any subsequent holder of the Purchaser Common Stock.

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(c) Lock-Up of Seller Common Stock. Each share of Seller Common Stock received in connection with this Agreement shall be subject to a lock-up beginning on the Closing Date and ending on the earliest of (i) the eighteen (18) months after such date, (ii) a Change in Control, (iii) written consent of Seller (the “Purchaser Lockup Period”). During the Purchaser Lockup Period, the Seller shall enter into a lock-up agreement, substantially in the form attached hereto as Exhibit A, pursuant to which Purchaser may not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Seller Common Stock acquired pursuant to this Agreement or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Seller Common Stock, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Seller Common Stock. The terms of this provision shall convey to any subsequent holder of the Seller Common Stock.

SECTION 1.02. Transfer of Assets.

(a) The term “Acquired Assets” means all of Seller’s and the Selling Affiliates’ right, title and interest in, to and under those certain assets identified below:

(i) the following (collectively, “Transferred Intellectual Property”):

(A) the patents, patent applications and statutory invention registrations of Seller and the Selling Affiliates identified in Section 1.02(a)(i)(A) of the Seller Disclosure Schedule, together’ with any reissues, divisions, continuations, continuations-in-part, extensions, provisional or supplemental protection certificates, renewals and reexaminations thereof (the “Transferred Patents”); and

(B) the trademark registrations, trademark applications, service mark registrations, service mark applications and domain name registrations of Seller and the Selling Affiliates identified in Section 1.02(a)(i)(B) of the Seller Disclosure Schedule, together. with all extensions and renewals thereof and all goodwill associated therewith.

provided, however, that Transferred Intellectual Property shall not include any Excluded Intellectual Property;

(ii) all contracts, leases, subleases, indentures, licenses, agreements, commitments and all other legally binding arrangements (including binding purchase orders outstanding as of the Closing Date), whether written or oral (“Contracts”), to which Seller or any of the Selling Affiliates is a party or by which any of the Acquired Assets is bound, that are used solely in, or related solely to, the conduct of the Assets, including the Contracts set forth in Section 4.06 of the Seller Disclosure Schedule, and in each case to the extent transferable in light of legal, contractual and practical considerations (the “Transferred Contracts”); provided, however, that Transferred Contracts shall not include any Excluded Contract;

(iii) all licenses, permits, authorizations and approvals (including NDAs, BLAs and MAAs, if any) from any Governmental Entity (other than Environmental Permits) (“Permits”) of Seller and the Selling Affiliates that are used solely in the conduct of the Assets or related solely to any of the Acquired Assets, including the Permits identified in Section 1.02(a)(iii) of the Seller Disclosure Schedule, to the extent transferable in light of legal, contractual and’ practical considerations (the “Transferred Permits”); provided, however, that Transferred Permits shall not include any Excluded Permit;

(iv) all books and records (or portions of books and records), including laboratory books, and preclinical and clinical studies lists, (in all cases, in any form or medium) (“Records”) of Seller and the Selling Affiliates that relate solely to, or that arise solely out of, the conduct of the Assets, in each case in existence on the Closing Date and within the possession and control of Seller and to the extent transferable in light of legal, contractual and practical considerations (the “Transferred Records”); provided, however, that Transferred Records shall not include any Excluded Records;

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(v) all proprietary rights of Seller and the Selling Affiliates to the information, materials, data and work product proprietary to Seller or any of the Selling Affiliates in respect of research and development activities and preclinical and clinical trials conducted or being conducted solely for use in connection with the conduct of the Assets, in each case to the extent transferable in light of legal, contractual and practical considerations; and

(vi) all tangible personal property and interests therein, including equipment and furnishings ("Personal Property"), of Seller and the Selling Affiliates listed in Section 1.02(a)(vi) of the Seller Disclosure Schedule (the "Transferred Personal Property").

(b) The term "Excluded Assets" means:

(i) all cash and cash equivalents of Seller, and any of its Affiliates;

(ii) all Accounts Receivable;

(iii) (A) all intellectual property of Seller and any of its Affiliates, other than the Transferred Intellectual Property, including the intellectual property identified in Section 1.02(b)(iii) of the Seller Disclosure Schedule and (B) all Technology of Seller and its Affiliates other than the Technology included in the Transferred Intellectual Property, including Manufacturing Knowhow and packaging specifications which are not exclusively related to the Products (collectively, the "Excluded Intellectual Property");

(iv) all credits, deferred charges, and prepaid items of Seller or any of its Affiliates (the "Excluded Miscellaneous Rights");

(v) all Contracts, including the Contracts identified in Section 1.02(b)(v) of the Seller Disclosure Schedule, to which Seller or any of its Affiliates is a party other than the Transferred Contracts described in Section 1.02(a)(iii) (the "Excluded Contracts");

(vi) all of the following: (A) any and all books and records prepared and maintained by Seller or any of its Affiliates, including financial records, laboratory books, batch records and stability studies, that do not relate exclusively to the Products, (B) any and all Tax records that relate to Taxes that constitute Excluded Tax Liabilities, (C) any and all records to the extent related to any Excluded Assets or Excluded Liability, (D) any and all books and records prepared in connection with the transactions contemplated by this Agreement, including bids received from other parties and analyses relating to the Product, and (E) any and all books and records, files, correspondence or other Records of Seller or its Affiliates other than the Transferred Records, (collectively, the "Excluded Records");

(vii) all rights, claims and credits of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller and its Affiliates in respect of any other Excluded Asset or any Excluded Liability;

(viii) any refund or credit of Taxes attributable to any Excluded Tax Liability;

(ix) all insurance policies and insurance contracts insuring the Product or the Acquired Assets, together with any claim, action or other right Seller or any of its Affiliates might have for insurance coverage under any past and present policies and insurance contracts insuring the Product or the Acquired Assets, in each case including any proceeds received from any such policy or contract prior to, on or after the Closing Date;

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(x) all rights of Seller and its Affiliates under this Agreement, the Other Transaction Documents and the other agreements and instruments executed and delivered in connection with this Agreement;

(xi) all tangible personal property and other fixed assets and interests therein, including all equipment, furnishings, furniture and fixtures, owned or leased by Seller or any of its Affiliates, including the tangible personal property and other fixed assets and interests therein, including all equipment, furnishings, furniture and fixtures listed in Section 1.02(b)(xi) of the Seller Disclosure Schedule, and any warranty rights applicable to such tangible personal property, fixed assets and equipment other than the Transferred Personal Property (the "Excluded Personal Property"); and

(xii) except to the extent identified in a subsection of Section 1.02(a) of the Seller Disclosure Schedule as included in the Acquired Assets, all other properties, assets, goodwill and rights of Seller, the Selling Affiliates and any of their respective Affiliates of whatever kind and nature, real, personal or mixed, tangible or intangible, that are not used, held for use or intended to be used exclusively in connection with, or that do not arise exclusively out of, the Product or the Acquired Assets.

SECTION 1.03. Assumed Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of 12:00:01 a.m. on the Closing Date, and from and after the Closing Purchaser shall pay, perform and discharge when due, all of the following liabilities, obligations and commitments ("Liabilities") of Seller and the Selling Affiliates, other than any Excluded Liability (the "Assumed Liabilities"):

(i) all Accounts Payable, accrued expenses, contingent liabilities and other current liabilities arising out of or relating to the Products or the Acquired Assets listed in Section 1.03(a)(i) of the Seller Disclosure Schedule;

(ii) all Accounts Payable, accrued expenses, contingent liabilities and other current liabilities arising out of or relating to the Products or the Acquired Assets arising on or after the Closing Date;

(ii) all Liabilities in respect of any lawsuits, claims, actions or proceedings arising out of or relating to the manufacture, production, marketing, commercialization, distribution or sale of the Products or the ownership, sale, lease or use of any of the Acquired Assets prior to, on or after the Closing Date;

(iii) all Liabilities for warranty claims and product liability or similar claims, including all suits, actions or proceedings relating to any such Liabilities, arising out of or relating to the Product) whether arising prior to, on or after the Closing Date;

(iv) all Liabilities for Taxes arising out of or relating to or in respect of the Product or any Acquired Asset for any Post-Closing Tax Period, other than any Excluded Tax Liabilities;

(v) all Liabilities for transfer, documentary, sales, use, registration, value added and other similar Taxes and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, any of the Other Transaction Documents, the Acquisition and the other transactions contemplated hereby and thereby ("Transfer Taxes");

(vi) all Liabilities under or otherwise to the extent arising out of or relating to the Transferred Permits, whether arising prior to, on or after the Closing Date; and

(vii) all other Liabilities of Seller and the Selling Affiliates of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to the conduct of the Assets, the Product or Acquired Assets or the ownership, sale or lease of any of the Acquired Assets, whether arising prior to, on or after the Closing Date, including any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

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(b) Notwithstanding any other provision of this Agreement, Purchaser shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by Seller and the Selling Affiliates. The term "Excluded Liability" means:

(i) all Liabilities, to the extent related to or arising out of any Excluded Asset;

(ii) any Tax payable with respect to any Assets, asset, property or operation of Seller or its Affiliates (including any Taxes relating to or arising out of the Acquired Assets) for any Pre-Closing Tax Period, other than any Tax for which Purchaser is responsible pursuant to Section 8.05 ("Excluded Tax Liability"); and

(iii) all Accounts Payable other then the accounts payable, accrued expenses and other current liabilities assumed pursuant to Section 1.03(a).

(c) Each of Purchaser's and Seller's obligations under this Section 1.03 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or any Other Transaction Document or any right or alleged right to indemnification hereunder;

SECTION 1.04. Risk of Loss. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller or the Selling Affiliates, as applicable. On the Closing Date, title, to the Acquired Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Acquired Assets and be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss; provided that Purchaser's responsibility is not contingent on Purchaser's ability to procure adequate insurance.

SECTION 1.05. Consents of Third Parties. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset (including any Contract or Permit) or any claim, right or benefit arising under or resulting from any such asset (including any Contract or Permit), claim, right or benefit arising under or resulting from such asset (including any Contract or Permit) if the assignment or transfer thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset (including any Contract or Permit), claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or any Selling Affiliate or, upon transfer, Purchaser. If any transfer or assignment by Seller or any Selling Affiliate to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset (including any Contract or Permit), or any claim, right or benefit requires the consent of a third party, then such transfer or assumption shall be made subject to such consent being obtained.

(b) If any such consent is not obtained prior to the Closing, Seller, the Selling Affiliates and Purchaser shall cooperate (each at their own expense) in any lawful and reasonable arrangement reasonably proposed by Purchaser under which Purchaser shall obtain the economic claims, rights and benefits under the asset (including any Contract or Permit) or related claim, right or benefit with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of Seller and the Selling Affiliates against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party and (ii) the enforcement by Seller or the Selling Affiliates of such rights.

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(c) Notwithstanding that the laptops, desktops and other computer hardware included as part of the Transferred Personal Property have (and will at closing have) installed on them certain Seller and third party operating systems and software Purchaser hereby acknowledges and agrees that the Acquired Assets do not include ownership of, or any licenses or other rights to use, any such operating systems or software, and that Seller has not and does not intend to complete a software license or other transfer with respect to any such operating systems or software. Purchaser further agrees that it shall be fully responsible for obtaining any and all licenses or other rights required to continue to use such operating systems and software, and to otherwise comply with all applicable laws, in each case from and after the Closing Date.

SECTION 1.06. Refunds and Remittances. (a) Received by Seller or the Selling Affiliates. After the Closing, if Seller or any of the Selling Affiliates receives (i) any refund or other amount which is an Acquired Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, or (ii) any refund or other amount which is related to claims or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 11.06(a).

(b) Received by Purchaser or its Affiliates. After the Closing, if Purchaser or any of its Affiliates receives (i) any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of the Selling Affiliates in accordance with the terms of this Agreement, or (ii) any refund or other amount which is related to claims or other matters for which Seller is responsible hereunder, and which amount is not an Acquired Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 11.06(b).

ARTICLE II

Closing

SECTION 2.01. Closing. (a) The closing of the Acquisition (the "Closing") shall take place on the date hereof and shall be held at the offices of the Purchaser. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date". For purposes of this Agreement, the Closing shall be deemed effective at 12:00:01 a.m. on the Closing Date.

(b) At the Closing, Purchaser shall deliver to the Seller:

(i) an executed counterpart of this Agreement;

(ii) the Assignment of Intellectual Property Agreement, the Assumption Agreement and such other instruments of assumption and such other instruments and documents as Seller or the Selling Affiliates may reasonably request to effect or evidence the purchase of the Acquired Assets and the assumption of the Assumed Liabilities;

(iii) the certificate required to be delivered by Purchaser under Section 3.02(a) duly executed by an authorized officer of Purchaser;

(iv) a certificate representing 1,000,000 shares of the Purchaser’s common stock, issued in the name of the Seller;

(v) a Lock-Up Agreement executed by Purchaser, substantially in the form attached hereto as Exhibit A;

(vi) a cancellation of each Note, substantially in the form attached hereto as Exhibit B;

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(vii) the termination agreement, terminating all obligations under the Exchange Agreement, including Section 7.11 of the Exchange Agreement, substantially in the form attached hereto as Exhibit C.

(c) At the Closing, Seller shall deliver to Purchaser:

(i) an executed counterpart of this Agreement;

(ii) the Bill of Sale and such other instruments and documents as Purchaser may reasonably request to effect or evidence the transfer to Purchaser of the Acquired Assets;

(iii) the Assignment of Intellectual Property Agreement, the Assumption Agreement and such other instruments of assumption and such other instruments and documents as Purchaser may reasonably request to effect or evidence the purchase of the Acquired Assets and the assumption of the Assumed Liabilities;

(iv) a certificate representing 30,092,743 shares of the Seller’s common stock, issued in the name of the Purchaser; and

(v) a Lock-Up Agreement executed by Seller, substantially in the form attached hereto as Exhibit A;

ARTICLE III

Conditions to Closing

SECTION 3.01. Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Purchaser) as of the Closing of the following conditions:

(a) Representations and Warranties: Covenants. The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Seller shall, have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.

(b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state or local government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or instrumentality, including the FDA, the EMEA or any successor agency thereto which has the responsibility over the development and commercialization of the Product (a "Governmental Entity"), or other legal restraint or prohibition shall be in effect preventing the Acquisition.

(c) Other Transaction Documents. Seller shall have executed and delivered to Purchaser the Other Transaction Documents to which Seller is a party and each Selling Affiliate shall have executed and delivered to Purchaser the Other Transaction Documents to which such Selling Affiliate is specified to be a party.

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SECTION 3.02. Conditions to Obligation of Seller. The obligation of Seller to, or to cause the Selling Affiliates to, effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Seller) as of the Closing of the following conditions:

(a) Representations and Warranties; Covenants. The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

(b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition shall be in effect preventing the Acquisition.

(c) Other Transaction Documents. Purchaser shall have executed and delivered to Seller the Other Transaction Documents to which Purchaser is a party.

SECTION 3.03. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article III to be satisfied if such failure was caused by such party's failure to act in good faith or to use its best efforts to cause the Closing to occur, as required by Section 8.04.

ARTICLE IV
Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule attached hereto (the "Seller Disclosure Schedule"), Seller hereby represents and warrants to Purchaser as follows:

SECTION 4.01. Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each Selling Affiliate is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller has all requisite corporate power and authority to enter into this Agreement, and Seller and each of the Selling Affiliates has all requisite corporate power and authority to enter into the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Seller and each of the Selling Affiliates to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes, and the Other Transaction Documents on the Closing Date will be duly executed and delivered by Seller or the Selling Affiliates, as applicable, and upon the due authorization, execution and delivery by each other party to the Other Transaction Documents will constitute, a legal, valid and binding obligation of such person, enforceable against such person in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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SECTION 4.02. No Conflicts: Consents. (a) The execution and delivery of this Agreement by Seller do not, and the execution and delivery of the Other Transaction Documents by Seller and the Selling Affiliates specified to be parties thereto will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) , under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind ("Liens") upon any of the Acquired Assets under, any provision of (i) the articles of incorporation, as amended or by-laws (or the comparable governing instruments) of Seller, (ii) any Contract, or (iii) any judgment, order or decree, or, subject to the matters referred to in clauses (i) and (ii) of paragraph (b) below, Applicable Law applicable to Seller or any Selling Affiliate or the Acquired Assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(b) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or any Selling Affiliate in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than (i) those that may be required solely by reason of Purchaser's or any Affiliate of Purchaser's (as opposed to any other third party's) participation in the -transactions contemplated hereby or by the Other Transaction Documents and (ii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

SECTION 4.03. Taxes. (a) For purposes of this Agreement, (i) "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes and similar assessments (other than Transfer Taxes), including all interest, penalties and additions imposed with respect to such amounts; (ii) "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date; (iii) "Post-Closing Tax Period" shall mean all taxable periods beginning and ending after the Closing Date and the portion beginning on the day after the Closing Date of any Straddle Period; and (iv) "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

(b) No material Tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes due with respect to the Acquired Assets.

SECTION 4.04. Good and Valid Title. Seller and the Selling Affiliates have, or as of the Closing Date will have, good and valid title to all material Acquired Assets, in each case free and clear of all Liens, except (i) such as are set forth in Section 4.04 of the Seller Disclosure Schedule; (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty; and (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the Acquired Assets to which they relate (the Liens described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as "Permitted Liens").

SECTION 4.05. Intellectual Property. (a) Except as set forth in Section 4.05 of the Seller Disclosure Schedule, Seller or a Selling Affiliate owns, or as of the Closing Date will own, free and clear of all Liens (except to the extent the Transferred Intellectual Property may be licensed from third parties), the material Transferred Intellectual Property and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights in any material respect. The Transferred Intellectual Property constitutes all of the Intellectual Property owned by or in-licensed by Seller relating solely to the Products. As of the date of this Agreement, no claims are pending or, to the knowledge of Seller, threatened in writing, against Seller or any of its Affiliates by any person with respect to the ownership, validity or enforceability of any material Transferred Intellectual Property.

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(b) Except as set forth in Section 4.05 of the Seller Disclosure Schedule, none of Seller or the Selling Affiliates has granted any material options, licenses or agreements relating to the Transferred Intellectual Property, except non-exclusive implied licenses to end-users in the ordinary course of business. To the knowledge of Seller, none of Seller or the Selling Affiliates as of the date hereof is bound by or a party to any material options, licenses or agreements of any kind constituting part of the Acquired Assets relating to the intellectual property of any other person, except for agreements relating to computer software licensed to Seller or its Affiliates in the ordinary course of business.

SECTION 4.06. Contracts. (a) Section 4.06 of the Disclosure Schedule sets forth each Transferred Contract that is or contains:

(i) a covenant by Seller or a Selling Affiliate not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant restricting the research, development, manufacture, marketing or distribution of the Product that materially impairs the such activities as the Assets is currently conducted;

(ii) an agreement, contract or other arrangement with Seller or any Affiliate of Seller; provided, however, that the foregoing shall be deemed not to include any Other Transaction Document or any agreement, contract or other arrangement that will expire or be terminated at or prior to Closing;

(iii) (A) a continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of Assets consistent with past practice); (B) a management, service, consulting or other similar type of contract (other than contracts for services in the ordinary course of Assets) or (C) an advertising agreement or arrangement, in any such case which has an aggregate future liability to any person in excess of $100,000 and is not terminable by Seller or such Selling Affiliate, as applicable, by notice of not more than one hundred and eighty (180) days for a cost of less than $100,000;

(iv) a material license, option or other agreement relating in whole or in part to the Transferred Intellectual Property (including any license or other agreement under which Seller or a Selling Affiliate is licensee or licensor of any such Transferred Intellectual Property); or

(v) any other agreement, contract, lease, license, commitment or instrument to which Seller or a Selling Affiliate is a party and by or to which any of the Product or the Acquired Assets or Assets is bound or subject which has an aggregate future liability to any person in excess of $100,000 and is not terminable by Seller or such Selling Affiliate, as applicable, by notice of not more than one hundred and eighty (180) days for a cost of less than $100,000.

(b) Except as set forth in Section 4.06 of the Seller Disclosure Schedule, each Transferred Contract set forth in Section 4.06 of the Seller Disclosure Schedule is valid, binding and in full force and effect and, to the knowledge of Seller, is enforceable by Seller or the applicable Selling Affiliate in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally, general principles of equity and the discretion of courts in granting equitable remedies and except to the extent that the failure of a Transferred Contract to be valid, binding and in full force and effect would not be reasonably likely to have a Material Adverse Effect. Seller and the Selling Affiliates have performed in all material respects all material obligations required to be performed by them to date under the Transferred Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any of the Transferred Contracts set forth in Section 4.06 of the Seller Disclosure Schedule, as of the date of this Agreement, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except to the extent that such breach or default would not be reasonably likely to have a Material Adverse Effect.

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SECTION 4.07. Transferred Permits. All Transferred Permits are validly held by Seller or the Selling Affiliates, and Seller or the applicable Selling Affiliate has complied in all material respects with all terms and conditions thereof, except for any such invalidity or non-compliance that would not be reasonably likely to have a Material Adverse Effect. During the past three (3) years, none of Seller or the Selling Affiliates has received written notice of any suit, action or proceeding relating to the revocation or modification of any Transferred Permit the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.08. Litigation. Section 4.08 of the Seller Disclosure Schedule sets forth a list of all lawsuits or claims pending as of the date of this Agreement, with respect to which Seller or any Selling Affiliate has been contacted in writing by counsel for the plaintiff or claimant, against any Acquired Asset and which (a) involve an uninsured claim of, or which involve an uninsured unspecified amount which would reasonably be expected to result in a liability of, more than $100,000, (b) seek any material injunctive relief or (c) seek any legal restraint on or prohibition against the transactions contemplated by this Agreement. To the knowledge of Seller, as of the date of this Agreement, none of Seller or the Selling Affiliates is a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to the Product or any material Acquired Asset.

SECTION 4.09. Compliance with Applicable Laws. Seller and the Selling Affiliates are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity ("Applicable Laws"), including those relating to occupational health and safety, except for instances of noncompliance that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. None of Seller or any Selling Affiliate has received during the two (2) years prior to the date hereof any written communication from a Governmental Entity that alleges that Seller or any Selling Affiliate is in violation of any Applicable Laws except for any such violations that, individually or in the aggregate; would not be reasonably likely to have a Material Adverse Effect. This Section 4.09 does not relate to matters with respect to Taxes, which are the subject of Section 4.03, or environmental matters, which are the subject of Section 4.10.

SECTION 4.10. Absence of Changes or Events. Subject to the matters set forth in the Seller Disclosure Schedule and including Section 4.10 thereof as well as the Seller’s filings with the Securities and Exchange Commission, since June 1, 2016, there has not been any event, occurrence or development that has resulted in a Material Adverse Effect. Purchaser acknowledges that there has been and will continue to be a disruption to the conduct of the Assets as a result of the announcement by Seller of its intention to sell the Product and the Acquired Assets and as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and Purchaser agrees that such disruptions do not and shall not constitute a breach of this Section 4.10 or of Section 5.02.

SECTION 4.11. DISCLAIMER. PURCHASER ACKNOWLEDGES THAT EXCEPT AS SET FORTH IN THIS ARTICLE IV, NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACQUIRED ASSETS, THE PRODUCTS, ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER AND THE SELLING AFFILIATES, OR THE ACCURACY AND COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES AND PURCHASER HAS NOT RELIED ON ANY REPRESENTATION FROM SELLER OR ANY OTHER PERSON WITH RESPECT TO THE ACQUIRED ASSETS, THE PRODUCTS, ANY ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER AND THE SELLING AFFILIATES, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV. PURCHASER ACKNOWLEDGES THAT SHOULD THE CLOSING OCCUR, PURCHASER SHALL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS AND PURCHASER SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE PURCHASERS GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIENS, THAT ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED AND THAT ANY REQUIREMENTS OF APPLICABLE LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. PURCHASER HAS ALSO ACKNOWLEDGED THAT IT HAS INSPECTED THE ACQUIRED ASSETS AS OF THE CLOSING DATE AND THEY ARE ACCEPTABLE.

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SECTION 4.12 No Knowledge of Misrepresentation or Omission. Seller has no knowledge that any of the representations and warranties of Seller made in this Agreement or any Other Transaction Document qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in all material respects, and Seller has no knowledge of any material errors in, or material omissions from, any Section of the Purchaser Disclosure Schedule.

SECTION 4.13 Full Disclosure. All of the representations and warranties made by Seller in this Agreement, including the Seller Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by Seller at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Seller pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the Purchaser or its representatives by or on behalf of Seller or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE V

Covenants of Seller

Seller covenants and agrees as follows:

SECTION 5.01. Access. From the date hereof to the Closing, Seller shall, and shall cause the Selling Affiliates to, give Purchaser and its representatives, employees, counsel and accountants reasonable access, during normal Assets hours and upon reasonable advance notice, to the Acquired Assets; provided, however, that such access (i) does not unreasonably disrupt the normal operations of Seller or the Selling Affiliates, (ii) would not be reasonably expected to violate any attorney-client privilege of Seller or the Selling Affiliates or violate any Applicable Law and (iii) would not reasonably be expected to breach any duty of confidentiality owed to any person whether the duty arises contractually, statutorily or otherwise.

SECTION 5.02. Ordinary Conduct. (a) Except as set forth in Section 5.02 of the Seller Disclosure Schedule or otherwise contemplated by the terms of this Agreement, from the date hereof until the Closing, Seller shall, and shall cause the Selling Affiliates to, cause the distribution and sale of the Product to be conducted in all material respects in the ordinary course in substantially the same manner as conducted as of the date hereof and shall make all reasonable efforts consistent with current practices to preserve the relationships with customers, suppliers, distributors and others with whom the Seller or Selling Affiliates has a material Assets relationship with respect to the Product.

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(b) Except as set forth on Section 5.02 of the Seller Disclosure Schedule or otherwise contemplated by the terms of this Agreement, Seller shall not, and shall not permit any Selling Affiliate to, do any of the following in connection with the Acquired Assets without the prior written consent of Purchaser:

(i) permit, allow or suffer any Acquired Asset to become subjected to any Lien of any nature whatsoever which would have been required to be set forth in Section 4.04 or 4.06 of the Seller Disclosure Schedule if it existed on the date of this Agreement;

(ii) sell, lease or otherwise dispose of any Acquired Assets which are material, individually or in the aggregate, to the Product, except for sales of raw materials, work-in-process, finished goods, supplies and other inventories in the ordinary course of Assets;

(iii) terminate, modify or amend in any material respect any Transferred Contract or Transferred Permit; or

(iv) agree, whether in writing or otherwise, to do any of the foregoing.,

SECTION 5.03. Transferred Intellectual Property. Except as otherwise contemplated by Section 8.02, from and after the Closing, none of Seller nor the Selling Affiliates shall make any filings with any Governmental Entity relating to the Transferred Intellectual Property, nor grant or attempt to grant any material options, licenses or agreements relating to the Transferred Intellectual Property.

SECTION 5.04. Dissolution of Amarantus Diagnostics, Inc. As soon as practicable after the Closing, but in no event later than 90 Business Days after the Closing Date, Buyer and Seller shall take commercially reasonable steps to dissolve Amarantus Diagnostics, Inc., Seller’s wholly-owned subsidiary.

SECTION 5.05. Use of Amarantus Name. As soon as practicable after the Closing, but in no event later than 90 Business Days after the Closing Date, Seller shall take commercially reasonable steps to no longer use the name “Amarantus”.

SECTION 5.06. Voting of Purchaser Common Stock. For a period of eighteen (18) months from the date of this Agreement, at any meeting of the stockholders of Purchaser or any written action by consent of stockholders of the Purchaser called for any matter, unless otherwise directed in writing by the Purchaser, Seller shall vote or shall cause to be voted any issued and outstanding shares of Purchaser Common Stock owned by Seller as of the record date with respect to such meeting or consent as requested by the Purchaser's chief executive officer. If Seller fails to comply with the provisions of this Section, Seller agrees that such failure shall result, without any further action by such Purchaser and effective as of the date of any such failure, in the appointment of the Purchaser and each of its executive officers, from and after the date of determination of such failure until the Seller no longer holds any shares of Purchaser Common Stock, as Seller's attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all of the Purchaser Common Stock, at any meeting of the stockholders of the Purchaser called and in any action by consent of the stockholders of the Purchaser with respect to any matters. This power of attorney and proxy is irrevocable and coupled with an interest. Seller shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Purchaser Common Stock that is inconsistent with this Section or otherwise take any other action with respect to the Purchaser Common Stock that would in any way restrict, limit or interfere with the performance of Seller’s obligations hereunder or the transactions contemplated hereby. The Seller acknowledges that as a condition to the transfer of the Purchaser Common Stock, any successors and/or assigns of the Purchaser will be required to acknowledge the provisions of this Section.

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SECTION 5.07. Payments Related to MemoryDx Litigation. Seller acknowledges and agrees that in accordance with that certain second amended and restated confidential settlement agreement, dated September 19, 2017, by and between Memory DX, LLC (“MemoryDx”), Purchaser and Seller (the “Settlement Agreement”), Seller shall solely responsible for all remaining payments to be made to MemoryDx pursuant to the terms of the Settlement Agreement.

ARTICLE VI

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

SECTION 6.01. Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and the Other Transaction on the Closing Date will be duly executed by Purchaser, and upon the due authorization, execution and delivery by each other party to the Other Transaction Documents, will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject, as to enforcement to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles.

SECTION 6.02. No Conflicts; Consents. (a) The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery by Purchaser of each Other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties, or assets of Purchaser under, any provision of (i) its certificate of incorporation or by-laws, (ii) any Contract to which Purchaser is a party or by which any of its properties or assets are bound or (iii) any judgment, order, or decree, or, subject to the matters referred to in paragraph (b) below, statute, law, ordinance, rule or regulation applicable to Purchaser on its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

(b) No consent, approval, license, permit, order or authorization of or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) those that may be required solely by reason of Seller's or any Selling Affiliates' (as opposed to any other third party's) participation in the transactions contemplated hereby or by the Other Transaction Documents and (ii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

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SECTION 6.03. Actions and Proceedings. There are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against Purchaser, (b) lawsuits, actions or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or (c) investigations by any Governmental Entity which are pending or, to the knowledge of Purchaser, threatened against Purchaser, which, in the case of each of clauses (a), (b) and (c), have had or , would be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

SECTION 6.04. Bad Actor Disqualification. With respect to Seller Common Stock to be issued hereunder in reliance on Rule 506 under the Securities Act ("Regulation D Securities"), none of the Purchaser, any of its predecessors, any affiliated issuer, any director, executive officer, any beneficial owner of 20% or more of the Purchaser’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an "Issuer Covered Person" and, together, "Issuer Covered Persons") is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a "Disqualification Event"), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Purchaser has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Buyer a copy of any disclosures provided thereunder. The Purchaser is not aware of any person that (i) has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Seller Common Stock and (ii) who is subject to a Disqualification Event. The Purchaser will notify the Seller in writing of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person, prior to any Closing under this Agreement.

SECTION 6.05. No Knowledge of Misrepresentation or Omission. Purchaser has no knowledge that any of the representations and warranties of Seller made in this Agreement or any Other Transaction Document qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in all material respects, and Purchaser has no knowledge of any material errors in, or material omissions from, any Section of the Seller Disclosure Schedule.

SECTION 6.06 Full Disclosure. All of the representations and warranties made by Purchaser in this Agreement, including the Purchaser Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by Purchaser at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Purchaser pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the Seller or its representatives by or on behalf of Purchaser or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

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ARTICLE VII

Covenants of Purchaser

Purchaser covenants and agrees as follows:

SECTION 7.01. No Additional Representations. Purchaser acknowledges that it and its representatives have received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make., available, as the case may be, to Purchaser pursuant to this Agreement on or prior to the date hereof Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Contracts and other properties and assets of Seller and the Selling Affiliates to the extent relating to the Product or the Acquired Assets that it and its representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Seller and the Selling Affiliates to discuss the Product, the Acquired Assets and the Assumed Liabilities. Purchaser acknowledges that none of Seller, any Selling Affiliate or any other person has made any representation or warranty: expressed or implied, as to the accuracy or completeness of any information regarding the Acquired Assets or the Assumed Liabilities furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement or the Seller Disclosure Schedule, and none of Seller, any Selling Affiliate or any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser's use of, any such information, and any information, documents or material made available to Purchaser and its representatives in certain virtual or physical "data rooms", visits to physical premises including those of third party manufacturers, or in any other form in expectation of the Acquisition and the other transactions contemplated hereby.

SECTION 7.02. Voting of Seller Common Stock. For a period of eighteen (18) months from the date of this Agreement, at any meeting of the stockholders of Seller or any written action by consent of stockholders of the Seller called for any matter, unless otherwise directed in writing by the Buyer, Seller shall vote or shall cause to be voted any issued and outstanding shares of Seller Common Stock owned by Purchaser as of the record date with respect to such meeting or consent as requested by the Seller's chief executive officer. If Purchaser fails to comply with the provisions of this Section, Purchaser agrees that such failure shall result, without any further action by such Purchaser and effective as of the date of any such failure, in the appointment of the Seller and each of its executive officers, from and after the date of determination of such failure until the Purchaser no longer holds any shares of Seller Common Stock, as Purchaser's attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all of the Seller Common Stock, at any meeting of the stockholders of the Seller called and in any action by consent of the stockholders of the Seller with respect to any matters. This power of attorney and proxy is irrevocable and coupled with an interest. Purchaser shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Seller Common Stock that is inconsistent with this Section or otherwise take any other action with respect to the Seller Common Stock that would in any way restrict, limit or interfere with the performance of Purchaser’s obligations hereunder or the transactions contemplated hereby. The Purchaser acknowledges that as a condition to the transfer of the Seller Common Stock, any successors and/or assigns of the Purchaser will be required to acknowledge the provisions of this Section.

SECTION 7.03. Advice to Seller. Purchaser shall promptly advise Seller orally and in writing of any change or event occurring between the date of this Agreement and the Closing Date which Purchaser believes would be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby.

SECTION 7.04. Acknowledgement of Assignment. The execution and delivery of this Agreement by Purchaser constitutes an agreement by Purchaser to be bound by the terms and conditions of that certain [insert license agreements], in accordance with Section 12.1 thereof.

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ARTICLE VIII

Mutual Covenants

SECTION 8.01. Consents. Purchaser acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Transferred Contracts and issuers of the Transferred Permits in order to transfer such Transferred Contracts or Transferred Permits to Purchaser and that such consents and waivers have not been obtained. Purchaser agrees that, except for the provision of Section 1.02(b), Seller and its Affiliates shall not have any liability or obligation whatsoever to Purchaser arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Transferred Contract or Transferred Permit as a result thereof. Purchaser further agrees that no representation, warranty, covenant or agreement of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or waiver or any such termination. Prior to the Closing, Seller shall, and shall cause the Selling Affiliates to, cooperate with Purchaser, upon the request of Purchaser, in any reasonable manner in connection with Purchaser obtaining any such consents and waivers; provided, however, that such cooperation shall not include any requirement of Seller or any of its Affiliates (including the Selling Affiliates) to expend money, commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any third party.

SECTION 8.02. Cooperation. (a) Purchaser and Seller shall cooperate with each other, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other, for a period of ninety (90) days after the Closing to ensure the orderly transition of the Products and the Acquired Assets from' Seller to Purchaser and to minimize any disruption to the respective businesses of Seller, the Selling Affiliates and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal Assets hours, to such information and assistance relating to the Product and the Acquired Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax claim or assessment. The obligation to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof). Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.02. Neither party shall be required by this Section 8.02 to take any action that would unreasonably interfere with the conduct of its Assets or unreasonably disrupt its normal operations.

(b) From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8.01 and 8.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 8.03. Publicity. Seller and Purchaser agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party or its Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement' may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange to which such party is subject, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 8.04. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

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SECTION 8.05. Transfer Taxes; Purchase Price Allocation; Entitlement to Tax Refunds and Credits; Proration of Non-Income Taxes.

(a) All Transfer Taxes and any filing or recording fees applicable to the Acquisition shall be paid by Purchaser. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other party in providing any information and documentation that may be necessary to obtain such exemptions.

(b) Seller shall allocate the Purchase Price among the Acquired Assets, subject to Purchaser's consent, such consent not to be unreasonably withheld. Such allocation will comply with the requirements of Section 1060 of the Code. Each of Seller and Purchaser agrees that it shall (i) report the sale and purchase of the Acquired Assets for United States Tax purposes in accordance with such allocations and (ii) not take any position inconsistent with such allocations on any of their respective United States Tax Returns.

(c) Seller shall be entitled to any refunds or credits of Taxes relating to any Excluded Tax Liability. Purchaser shall be entitled to any refunds or credits of Taxes relating to the Acquired Assets, other than any such refunds or credits of Taxes relating to any Excluded Tax Liability.

(d) Any value-added, goods and services, stamp duties, ad valorem and similar Taxes shall be allocated between portions of a tax period that includes (but does not end on) the Closing Date (a "Straddle Period") in the following manner: (i) in the case of a Tax imposed in respect of property and that applies ratably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is, the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of sales, value added and similar transaction-based Taxes (other than Transfer Taxes), such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction. occurred.

SECTION 8.06. Recordation of Transfer of Intellectual Property. Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Transferred Intellectual Property.

SECTION 8.07. Retention of Certain Records. Seller may retain all Records prepared in connection with the transactions contemplated by this Agreement, including bids received from other parties and analyses relating to the Product and such Records shall be Excluded Records for all purposes hereunder.

SECTION 8.08. Confidentiality; Publicity. Except as otherwise set forth herein, the parties hereto acknowledge that the transactions contemplated by this Agreement is of a confidential nature and shall not be disclosed except to shareholders, directors, officers, consultants, advisors and Affiliates, or as required by applicable any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any governmental authority (“Legal Requirements”). None of the parties hereto shall make any public disclosure of the terms of this Agreement, except as required by applicable Legal Requirements or as otherwise expressly permitted herein.

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ARTICLE IX

Indemnification

SECTION 9.01. Indemnification by Seller. From and after the Closing, Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses") suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Seller contained in Sections 4.01, 4.02, 4.04 or 4.05 of this Agreement which survives the Closing, and (ii) any breach of any covenant of Seller contained in this Agreement requiring performance after the Closing Date. Notwithstanding the forgoing, (a) Seller shall not have any liability under clause (i) of this Section 9.01 unless the aggregate of all Losses for which Seller would be liable, but for this clause (a), exceeds on a cumulative basis an amount equal to $50,000.00, and then only to the extent of any such excess; (b) Seller shall not have any liability under clause (i) of this Section 9.01 for any individual item (or series of related items) where the Loss relating thereto is less than $10,000.00 and such` items shall not be aggregated for purposes of the foregoing clause (a) of this Section 9.01; (c) Seller shall not have any liability under clause (i) of this Section 9.01 for any breach of a representation or warranty if Purchaser had knowledge of such breach at the time of the Closing and such breach would have given rise to a failure to be satisfied of the condition to Purchaser's obligations set forth in Section 3.01(a); (d) Seller's liability under clause (i) of this Section 9.01 shall in no event exceed the value of the Seller Common Stock on the Closing Date; and (e) Seller shall not have any liability under this Section 9.01 to the extent the liability or obligation arises as a result of (x) any action taken or omitted to be taken by Purchaser or any of its Affiliates or (y) any breach of a representation or warranty that is covered by Section 3.02(a) except to the extent Seller had knowledge that such representation or warranty was not true and correct in all material respects when made.

SECTION 9.02. Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, agents and representatives against and hold them harmless from any Loss suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Purchaser which survives the Closing contained in this Agreement, (ii) any breach of any covenant of Purchaser contained in this Agreement requiring performance after the Closing Date and (iii) any Assumed Liability.

SECTION 9.03. Limitations on Liability: Cooperation. (a) Notwithstanding any provision herein, neither Seller nor Purchaser shall in any event be liable to the other party or its Affiliates, officers, directors, employees, agents or representatives on account of any indemnity obligation set forth in Section 9.01 or Section 9.02 for any indirect, consequential, special, incidental or punitive damages (including lost profits, loss of use, damage to goodwill or loss of Assets).

(b) Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(c) Purchaser acknowledges and agrees that, (i) other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller, any Selling Affiliate or any other person either expressed or implied with respect to the Acquisition or the other transactions contemplated hereby, the Product, the Acquired Assets or the Assumed Liabilities and (ii) it shall have no claim or right to indemnification pursuant to Section 9.01 with respect to any information, documents or materials (other than this Agreement and the Seller Disclosure Schedule) furnished by Seller, any Selling Affiliate or any of their respective officers, directors, employees, agents or advisors to Purchaser and its representatives, and any information, documents or material made available to Purchaser and its representatives in certain virtual or physical "data rooms", visits to physical premises including those of third party manufacturers, or in any other form in expectation of the transactions contemplated hereby.

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(d) Purchaser further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, any Other Transaction Document, the Acquisition, any document or certificate delivered in connection herewith, the Product, the Acquired Assets and the Assumed Liabilities or any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes Of action (other than claims of, or causes of action arising from, fraud) it or any of its Affiliates may have against Seller and its Affiliates arising under or based upon this Agreement, any Other Transaction Document, the Acquisition, any document or certificate delivered in connection herewith, the Product, the Acquired Assets and the Assumed Liabilities or any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article IX).

SECTION 9.04. Losses Net of Insurance, etc. The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Loss and shall be reduced to take account of any net Tax benefit (including as a result of any basis adjustment) actually realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Loss.

SECTION 9.05. Termination of Indemnification. (a) The obligations to indemnify and hold harmless a party hereto pursuant to (i) Sections 9.01(i) and 9.02), shall terminate when the applicable representation or warranty terminates pursuant to paragraph (b) below and (ii) the other clauses of Sections 9.01 and 9.02 shall not terminate; provided, however, that as to clause (i) of this sentence such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

(b) The representations and warranties in this Agreement shall survive the Closing solely for purposes of Sections 9.01 and 9.02 and shall terminate at the close of business on the six (6) month anniversary of the Closing Date.

SECTION 9.06. Procedures Relating to Indemnification for Third Party Claims. (a) In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim") such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within ten (10) business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

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(b) If a Third-Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third-Party Claim as provided above).

(c) If the indemnifying party so elects to assume the defense of any Third-Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

SECTION 9.07. Procedures Related to Indemnification for Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9.01 or 9.02 that does not involve a Third-Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 9.01 or 9.02, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party, shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

SECTION 9.08. Tax Treatment of Indemnification Payments. For all Tax purposes, Purchaser, Seller and each of their respective Affiliates agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by the Seller for the transactions contemplated by this Agreement unless a final determination (as defined in Section 1313 of the Code) provides otherwise.

ARTICLE X

Termination

SECTION 10.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by:

(a) mutual written consent of Seller and Purchaser;

(b) Seller if any of the conditions set forth in Section 3.02 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(c) Purchaser if any of the conditions set forth in Section 3.01 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

(d) either party hereto, if the Closing does not occur on or prior to March 31, 2018;

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(e) Purchaser or Seller in the event of the institution against the other party of any proceeding under the United States Bankruptcy Code or any other federal or, state bankruptcy, reorganization, receivership, insolvency or other similar Law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or the institution by the other party of any proceeding under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar Law affecting the rights of creditors generally or the making by the other party of a composition or an assignment or trust mortgage f6r the benefit of creditors;

provided, however, that the party seeking termination pursuant to clause (b), (c) or (d) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 10.02. Return of Confidential Information. If the transactions contemplated by this Agreement are terminated as provided herein:

(a) Purchaser shall return to Seller all documents and other material received by Purchaser, its Affiliates and their respective representatives from Seller, any Selling Affiliate or any of their respective Affiliates or representatives relating to the transactions contemplated hereby and by the Other Transaction Documents, whether so, obtained before or after the execution hereof; and

(b) all confidential information received by Purchaser, its Affiliates and their respective representatives with respect to Seller, any Selling Affiliate or any of their respective Affiliates, the Product and the Acquired Assets shall be treated in accordance with this Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 10.03. Consequences of Termination. In the event of termination of this Agreement by Seller or Purchaser pursuant to this Article X, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article X, this Agreement shall become void and of no further force or effect, except for the provisions of (a) Section 7.01 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (b) Section 11.03 relating to certain expenses, (c) Section 11.04 relating to attorney fees and expenses, (d) Section 8.03 relating to publicity, (e) Section 11.10 relating to finder's fees and broker's fees and (f) this Article X. Nothing in this Article X shall be deemed to release either party from any liability for any intentional and material breach by such party of the terms and provisions of this Agreement prior to such termination or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE XI

Miscellaneous

SECTION 11.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Seller (including by operation of law in connection with a merger, consolidation or sale of substantially all the assets of Purchaser or Seller) without the prior written consent of the other party hereto; provided, that Seller may assign its rights and obligations hereunder (a) to any direct or indirect wholly owned subsidiary of Seller or (b) to any transferee of all or substantially all of the assets of Seller, and provided, further, that, subject to Purchaser's obligations under Section 7.04, Purchaser may assign its rights and obligations hereunder to any transferee of all or substantially all of the assets of Purchaser that relate to the Product pursuant to a merger, consolidation or otherwise, to the extent that the transferee assumes in writing all of the obligations of Purchaser that relate to the Products under this Agreement, in either case without the consent of Purchaser. Any attempted assignment in violation of this Section 11.01 shall be void.

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SECTION 11.02. No Third-Party Beneficiaries. Except as provided in Article XI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 11.03. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

SECTION 11.04. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 11.05. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

SECTION 11.06. Notices. All notices or other communications required' or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one Assets day in the case of overnight mail or overnight courier service), as follows:

(a) if to Seller,

Avant Diagnostics, Inc.

1050 30th Street NW Suite 107

Washington, DC 20007

Telephone: 708-710-9200

Attention: Scott VanderMeer, Interim CFO

E-Mail: scottv@avantdiagnostics.com

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza, 39th Floor

New York, New York 10112

Telephone: (212) 653-8700

Attention: Stephen A. Cohen, Esq.

E-Mail: scohen@sheppardmullin.com

(b) if to Purchaser,

Amarantus Bioscience Holdings, Inc.

953 Indiana Street

San Francisco, CA 94104

Attention: Gerald Commissiong, CEO

Email: gerald.commissiong@amarantus.com

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SECTION 11.07. Interpretation; Exhibits, Seller Disclosure Schedule and Other Schedules; Certain Definitions. (a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such. amendments, supplements or modifications set forth therein), (ii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections, Appendices, Exhibits or Schedules shall be construed to refer to Articles, Sections, Appendices, Exhibits and Schedules of this Agreement and (iv) the headings contained in this Agreement, the Seller Disclosure Schedule, other Schedules or any Appendix or Exhibit and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Seller Disclosure Schedule shall be deemed set forth for all purposes of the Seller" Disclosure Schedule to the extent relevant and reasonably apparent. The Seller Disclosure Schedule, all other Schedules and all Appendices and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Seller Disclosure Schedule, any other Schedule or any Appendix or Exhibit annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) For all purposes hereof:

"Accounts Payable" means all accounts payable and liabilities, obligations and commitments, regardless of when asserted, billed or imposed, of Seller or the Selling Affiliates as of the end of the day immediately prior to the Closing Date.

"Accounts Receivable" means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or the Selling Affiliates as of the end of the day immediately prior to the Closing Date, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered prior to the day immediately prior to the Closing Date and the full benefit of any security for such accounts or debts.

"Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; and for the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have ' meanings correlative to the foregoing.

"Assumption Agreement" means the assumption agreement to be executed by Purchaser to evidence its assumption of the Assumed Liabilities.

"Bill of Sale" means a bill of sale and assignment with respect to the Acquired Assets.

"BLA" means a Biologic License Application, as defined in the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder.

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"Business Day" means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the City of New York.

"Change of Control" means the occurrence after the date hereof of any of the following: (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Buyer, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (b) the Buyer merges into or consolidates with any other legal entity, or any legal entity merges into or consolidates with the Buyer and, after giving effect to such transaction, the stockholders of the Buyer immediately prior to such transaction own less than 50% of the aggregate voting power of the Buyer or the successor entity of such transaction, or (c) the Company sells or transfers all or substantially all of its assets to another legal entity and the stockholders of the Buyer of the acquiring entity immediately after the transaction.

"commercially reasonable and diligent efforts" means that level of effort which, consistent with the exercise of prudent scientific and Assets judgment, is applied by Purchaser to its other therapeutic products at a similar stage of development and with similar commercial potential.

"Dollars" or "$" means lawful money of the United States of America.

"Environmental Law" means any notice of liability, inquiry or violation, Law or Injunction issued by or entered into with any Governmental Entity, relating to pollution, protection of the environment or human health or the preservation or restoration of natural resources.

“Exchange Act" means that Securities Exchange Act of 1934, as amended.

“Exchange Agreement" means that certain exchange agreement, between the Buyer and the Seller, dated May 11, 2016.

"GAAP" means generally accepted accounting principles in the United States.

"including" means including, without limitation.

"knowledge of Seller" means the current actual knowledge of Seller.

"Manufacturing Knowhow" means knowhow, technology, data, designs, process and methods relating to the manufacture and production of products.

"Material Adverse Effect" means any change, effect, event or occurrence or state of facts that individually or taken together with other changes, effects, events or occurrences or state of facts, (i) is, or would reasonably be expected to be, materially adverse to the Assets, the Product and the Acquired Assets, taken as a whole or (ii) would prevent or materially impede, interfere with, hinder or delay the consummation by Seller of transactions contemplated by this Agreement, other than, with respect to any change, effect, event or occurrence or state of facts having the results described in the foregoing clause (i), any change, effect, event or occurrence or state of facts relating to (A) economic, financial market or geographical conditions in general (including national or international conditions), (B) changes in Applicable Law or GAAP or other applicable accounting regulations or principles or interpretations thereof, (C) changes in conditions generally affecting the pharmaceutical or biotechnology industries, (D) the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement, (E) any acts or omissions of Seller or any of its Affiliates taken after the date of this Agreement with the prior written consent of Purchaser pursuant to Section 5.02, (F) any changes in global or national political conditions, (G) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergency or any escalation thereof or (H) any of the matters described in Section 4.11 of the Seller Disclosure Schedule.

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"NDA" means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any equivalent application submitted to any other health authority.

"Other Transaction Documents" means (i) the Bill of Sale, (ii) the Assignment of Intellectual Property Agreement, (iii) the Assumption Agreement, (iv) the Lock-Up Agreements, (v) the Termination Agreement and (v) the satisfaction of notes.

"person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

"Products" means collectively MSPrecise (a proprietary DNA sequencing assay for multiple sclerosis), LymPro Test lymphocyte proliferation test for Alzheimer’s disease) and NuroPro (test for the diagnosis of Parkinson’s disease).

"Regulatory Filing" means the acceptance by the FDA of the filing of a BLA or an NDA for the Product, the filing with the European Agency for the Evaluation of Medicinal Product, or any successor agency thereto (the "EMEA"), of a marketing authorization application ("MAA") for the Product under the centralized European procedure or if the centralized EMEA filing procedure is not used, a filing of the MAA for the Product in any European country, or any similar filing in any other country as prescribed by the applicable Governmental Entity in such country.

"Selling Affiliate" means each Affiliate of the Seller identified in Section 1(a)(i) of the Seller Disclosure Schedule.

"Sublicensee" means any person to whom or which the Product is licensed from Purchaser.

"subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

"United States" means the United States of America, including its territories and possessions (excluding all military bases and other military installations outside of the continental United States, Alaska, Hawaii and Washington, D.C.).

"Valid Claim" means a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue).

SECTION 11.08. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

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SECTION 11.09. Entire Agreement. This Agreement, together with the exhibits and schedules hereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

SECTION 11.10. Fees. Purchaser hereto hereby represents and warrants that no brokers or finders that have acted for Purchaser in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof.

SECTION 11.11. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to. any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 11.12. Consent to Jurisdiction. Each of Purchaser and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Technology License Agreement or any transaction contemplated hereby or thereby. Each of Purchaser and Seller agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address(es) set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Technology License Agreement or the transactions contemplated hereby or thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 11.13. Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Technology License Agreement or any transaction contemplated hereby or thereby. Each party hereto (a) certifies that no representative, \ agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Technology License Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.13.

SECTION 11.14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

AVANT DIAGNOSTICS, INC.

By:	/s/ Scott VanderMeer
Name:	Scott VanderMeer
Title:	Interim Chief Financial Officer

AMARANTUS BIOSCIENCE HOLDINGS, INC.

By:	/s/ Gerald Commissiong
Name:	Gerald Commissiong
Title:	President and Chief Executive Officer

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Exhibit A

LOCK-UP AGREEMENT

March ___, 2018

[NAME]

Dear Sirs:

This Agreement is being delivered to you in accordance with Section 1.01__ of the Asset Purchaser Agreement (the “Agreement”) between ____________ (the “Purchaser”) and _________________ (the “Company”), relating to the proposed acquisition of by Purchaser of certain assets of Seller.

In order to induce the Company to enter into the Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Company that, during the period beginning on and including the date of this Agreement through and including the earlier of (i) the date that is the eighteen (18) month anniversary of the date of the Agreement, (ii) a Change of Control (as defined below) or (iii) the written consent of the Company, in its sole discretion (the “Lock-Up Period”), the undersigned will not, without the prior written consent of Company, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, any shares of Common Stock now owed or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (including, without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act of 1933, as amended, and as the same may be amended or supplemented on or after the date hereof from time to time (the “Securities Act”) (such shares, the “Beneficially Owned Shares”)) or securities convertible into or exercisable or exchangeable for common stock, (ii) enter into any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of the Beneficially Owned Shares or securities convertible into or exercisable or exchangeable for common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition.

For purposes of this Agreement, “Change of Control” means the occurrence after the date hereof of any of the following: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Purchaser, by contract or otherwise) of in excess of 50% of the voting securities of the Purchaser, (b) the Purchaser merges into or consolidates with any other legal entity, or any legal entity merges into or consolidates with the Buyer and, after giving effect to such transaction, the stockholders of the Buyer immediately prior to such transaction own less than 50% of the aggregate voting power of the Buyer or the successor entity of such transaction, or (c) the Purchaser sells or transfers all or substantially all of its assets to another legal entity and the stockholders of the Purchaser of the acquiring entity immediately after the transaction.

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The undersigned further agrees that (i) it will not, during the Lock-Up Period (as the same may be extended as described above), make any demand or request for or exercise any right with respect to the registration under the Securities Act of any shares of common stock or other Beneficially Owned Shares or any securities convertible into or exercisable or exchangeable for common stock or other Beneficially Owned Shares, and (ii) the Company may, with respect to any common stock or other Beneficially Owned Shares or any securities convertible into or exercisable or exchangeable for common stock or other Beneficially Owned Shares owned or held (of record or beneficially) by the undersigned, cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to such securities during the Lock-Up Period (as the same may be extended as described above). In addition, the undersigned hereby waives, from the date hereof until the expiration of the Lock-Up Period and any extension of such period pursuant to the terms hereof, any and all rights, if any, to request or demand registration pursuant to the Securities Act of any shares of common stock that are registered in the name of the undersigned or that are Beneficially Owned Shares.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement has been duly authorized (if the undersigned is not a natural person), executed and delivered by the undersigned and is a valid and binding agreement of the undersigned. This Agreement and all authority herein conferred are irrevocable and shall survive the death or incapacity of the undersigned (if a natural person) and shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

(Name of Stockholder - Please Print)

(Signature)

(Name of Signatory if Stockholder is an entity - Please Print)

(Title of Signatory if Stockholder is an entity - Please Print)

Address:

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Exhibit B

SATISFACTION OF PROMISSORY NOTE

Amarantus Bioscience Holdings, Inc. (“AMBS”), the holder of a Promissory Note (the “Note”), dated ___________ made by Avant Diagnostics, Inc. ( (the “Released Party”), to AMBS for _____________ Dollars ($______,000.00) does acknowledge that the above described indebtedness, together with all accrued interest and any other sums due thereunder, has been satisfied in full, and AMBS by this instrument does cancel the above described Note. Any and all obligations of the Released Party to AMBS under the Note shall be fully satisfied, the Note shall be terminated and marked "paid in full" and AMBS will have no remaining rights, powers, privileges, remedies or interests under the Note.

AMBS hereby releases the Company and its officers, directors, shareholders and its successors and assigns from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the Company, AMBS ever had, now has or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing solely with respect to the matters relating to the performance and obligations under the Note from the beginning of the world to the day of the date hereof.

DATED: March __, 2018                                                                                    AMARANTUS BIOSCIENCE HOLDINGS INC.

By:

Name:

Title:

STATE OF _____________ COUNTY OF_____________             ss.:

On                , 20__ before me personally came ________, the ________ of ___________, to me known, and known to me to be the individual(s) described in, and who executed the foregoing Satisfaction of Promissory Note, and duly acknowledged to me that he executed the same.

Notary Public

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Exhibit C

TERMINATION AND GENERAL RELEASE AGREEMENT

THIS TERMINATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made and entered into as of March __, 2018 (the “Effective Date”) by and between (i) Amarantus Bioscience Holdings, Inc. (“Buyer”), and (ii) Avant Diagnostics, Inc., (“Seller”).

THE PARTIES ENTER INTO THIS AGREEMENT ON THE BASIS OF THE FOLLOWING FACTS, INTENTIONS AND UNDERSTANDINGS:

A. Buyer and Seller entered into that certain share exchange agreement dated as of May 11, 2016 (the “Agreement”), relating to the sale by Seller all of the outstanding shares of common stock of Amarantus Diagnostics, Inc., a Delaware corporation (the “Company”).

B. Buyer and Seller have agreed to enter into this Agreement (on the terms and conditions set forth herein) in order to formally reflect the termination of the Agreement and the release of all rights, obligations and claims thereunder.

NOW, THEREFORE, FOR AND IN CONSIDERATION OF THE FOREGOING AND THE MUTUAL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS SET FORTH HEREIN, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, BUYER AND SELLER, INTENDING TO BE LEGALLY BOUND HEREBY, AGREE AS FOLLOWS:

1. Termination.

(a) Buyer and Seller hereby acknowledge and agree that as of the Effective Date, (i) the Agreement is hereby terminated in its entirety and shall be of no further force or effect, and (ii) neither Buyer nor Seller shall have any further rights or obligations under the Agreement.

(b) On the Effective Date, Buyer, on its own behalf and on behalf of its affiliates, investors, members and equity holders (each, a “Releasing Party” and, collectively, the “Releasing Parties”), does hereby completely, unconditionally and irrevocably release Seller and Seller’s current and former attorneys, accountants, agents, financial advisors and other representatives, and the Company and each of their respective heirs, successors and permitted assigns (each, a “Releasee” and, together, the “Releasees”) from and with respect to any and all claims, obligations, suits, judgments, damages, rights, causes of action, demands, debts and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise (collectively, the “Claims”), that such Releasing Party is entitled to assert against any of the Releasees, based in whole or in part upon any act or omission, transaction, agreement, event or occurrence taking place on or before the Effective Date, in any way relating to any Releasee, to the extent relating to or arising out of, or in any way connected with, any of the following (including, in each case and without limitation, any rights of Buyer and/or any duties or obligations of Seller thereunder): (i) the Agreement; (ii) each other document or agreement executed or entered into by Seller or Buyer with respect to the sale contemplated by the Agreement; or any document or agreement relating to any of the foregoing.

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(c) It is a further condition of the consideration hereof and is the intention of each Releasing Party in executing this instrument that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, such Releasing Party hereby expressly waives any and all rights or benefits conferred by any provision of law that prevents the release of unknown claims and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and conditions including, without limitation, those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified.

2. Section 1542.

(a) This Agreement shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. Accordingly, each Releasing Party expressly waives any and all rights and benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE (as well as any other federal or state statute or common law principle of similar effect), which states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Releasing Party hereby acknowledges that it is familiar with, and has been advised by its counsel concerning, the provisions of, SECTION 1542 OF THE CALIFORNIA CIVIL CODE.

(b) Each Releasing Party acknowledges that such Releasing Party may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, such Releasing Party hereby waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts and acknowledges that this waiver is a material inducement to and consideration for each Releasing Party’s execution of this Agreement.

(c) Each Releasing Party warrants and represents that it has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and such Releasing Party shall defend, indemnify and hold harmless the Releasees from and against any claim (including, without limitation, the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

3. Indemnification. Each of the Releasing Parties hereby jointly and severally agrees to indemnify and hold harmless the Releasees from and against any and all losses, liabilities, claims, actions, suits, damages, fines, penalties, costs and expenses, including the costs of correcting any non-compliance, legal fees and disbursements, whether now existing or arising in the future (collectively, “Losses”) incurred by any Releasee and arising directly or indirectly from, or in connection with, any breach of any representation, warranty or covenant of any Releasing Party contained in this Agreement and the Releasing Parties jointly and severally agree to pay, in addition to such other damages as any Releasee may sustain as a direct or indirect result of such violations, all attorneys’ fees and costs reasonably incurred by such Releasee.

4. Covenant Not to Sue.

(a) Each of the Releasing Parties hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each of the Releasees that it will not sue or bring any action or proceeding (at law, in equity, in any regulatory, mediation or arbitration proceeding or otherwise) against any Releasee on the basis of any of the Claims released hereby.

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(b) Each of the Releasing Parties hereby agrees that this Agreement and the covenant not to sue set forth herein may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding that may be instituted, prosecuted or attempted in breach of the provisions of this Agreement. Each of the Releasing Parties hereby agrees that no fact, event, circumstance, evidence or transaction that could now be asserted or that may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of this Agreement and the covenant not to sue set forth herein.

(c) It is hereby understood and agreed that the acceptance of this Agreement by Seller shall not be deemed or construed as an admission of liability of any nature whatsoever arising from or related to the subject of this Agreement.

5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws.

6. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes and replaces all prior negotiations and agreements between the parties, whether written or oral. Each party acknowledges that no party has made any promise, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof.

7. No Assignment; Successors and Assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other parties to this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other means of electronic delivery and upon such delivery the signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

9. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the foregoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court of competent jurisdiction shall be binding, then the parties hereto agree to substitute such provision(s) with suitable and equitable provision(s).

[Remainder Of This Page Has Been Intentionally Left Blank]

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IN WITNESS WHEREOF, Buyer and Seller have each executed this Agreement as of the Effective Date.

“BUYER”

Amarantus Bioscience Holdings, Inc.

By:

Name:

Title:

“SELLER”

Avant Diagnostics, Inc.

By:

Name:

Title:

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